UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

GENMARK DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34753	27-2053069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5964 La Place Court Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

760-448-4300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2016, GenMark Diagnostics, Inc. (“GenMark”) entered into an Equity Distribution Agreement (the “Distribution Agreement”) with Canaccord Genuity Inc., as sales agent (“Canaccord”), pursuant to which GenMark may offer and sell, from time to time, through Canaccord shares of GenMark common stock, par value $0.0001 per share, having an aggregate offering price of up to $30.0 million.

GenMark is not obligated to sell any shares under the Distribution Agreement. Subject to the terms and conditions of the Distribution Agreement, Canaccord will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of the NASDAQ Global Market to sell shares from time to time based upon GenMark’s instructions, including any price, time or size limits specified by GenMark. Under the Distribution Agreement, Canaccord may sell shares by any method deemed to be an “at-the-market” offering as defined in Rule 415 under the U.S. Securities Act of 1933, as amended, or any other method permitted by law, including in privately negotiated transactions. Canaccord’s obligations to sell shares under the Distribution Agreement are subject to the satisfaction of certain conditions, including the effectiveness of the registration statement on Form S-3 filed by GenMark with the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2016. GenMark will pay Canaccord a commission of 3.0% of the aggregate gross proceeds from each sale of shares occurring pursuant to the Distribution Agreement, if any, and has agreed to provide Canaccord with customary indemnification and contribution rights. GenMark has also agreed to reimburse Canaccord for legal fees and disbursements, not to exceed $50,000 in the aggregate, in connection with entering into the Distribution Agreement.

The Distribution Agreement may be terminated by Canaccord or GenMark at any time upon ten days’ notice to the other party, or by Canaccord at any time in certain circumstances, including the occurrence of a material and adverse change in GenMark’s business or financial condition that impairs Canaccord’s ability to proceed with the offering to sell the shares.

The foregoing summary of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement, a copy of which GenMark filed with its registration statement on Form S-3 on June 14, 2016.

Shares sold under the Distribution Agreement, if any, will be issued pursuant to GenMark’s registration statement on Form S-3 and the Distribution Agreement prospectus that forms a part of such registration statement, following such time as the registration statement is declared effective by the SEC.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Distribution Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on January 12, 2015, GenMark, and its domestic subsidiaries as guarantors, entered into a Loan and Security Agreement (the “Agreement”) with Solar Senior Capital, Ltd. (as successor-in-interest to General Electric Capital Corporation) and the financial institutions that are or become parties to the Agreement as lenders (collectively, the “Lenders”). Pursuant to the Agreement, the Lenders have made available to GenMark (a) up to $35,000,000 in a series of term loans and (b) a revolving loan in the maximum amount of $5,000,000.

On June 10, 2016, GenMark borrowed an additional $10,000,000 pursuant to the terms of the Agreement (“Term Loan B”) following GenMark’s satisfaction of regulatory requirements necessary to CE Mark its ePlex® system in Europe. Amounts borrowed under Term Loan B will accrue interest at a rate equal to 1.00%, plus (b) an applicable margin between 4.95% and 5.90% per annum based on certain criteria set forth in the Agreement. GenMark is only required to make interest payments on amounts borrowed pursuant to Term Loan B until March 1, 2017 (the “Interest Only Period”). Following the Interest Only Period, monthly installments of principal and interest under

Term Loan B will be due until the original principal amount and applicable interest is fully repaid by January 12, 2019.

The information set forth in Item 1.01 of the Current Report on Form 8-K filed by GenMark with the SEC on January 12, 2015 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Equity Distribution Agreement, dated as of June 14, 2016, by and between GenMark Diagnostics, Inc. and Canaccord Genuity Inc. (filed as Exhibit 1.2 to the registration statement on Form S-3 filed on June 14, 2016 and incorporated by reference herein).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date: June 14, 2016	/s/ Eric Stier
Eric Stier
Senior Vice President, General Counsel and Secretary